UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 10, 2020
Date of Report (date of earliest event reported)
J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 431-1000

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock of 50 cents par value	JCP	New York Stock Exchange
Preferred Stock Purchase Rights	JCP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 10, 2020, the Board of Directors of J. C. Penney Company, Inc. (the “Company”), upon recommendation of its Human Resources and Compensation Committee (which recommendation was made after extensive consultation with the Company’s legal and compensation advisors), approved the following adjustments to the Company’s existing compensation programs to enable the Company to retain and continue to motivate its named executive officers (“NEOs”) and other employees through the volatile and uncertain environment affecting the retail industry:

•
In fiscal 2019, the Company granted performance cash awards under its 2019 Long-Term Incentive Plan. As originally structured, these performance cash awards were to be earned based on attainment of fiscal 2019, 2020 and 2021 bonus adjusted EBITDA goals, with amounts earned based on bonus adjusted EBITDA performance “banked” and paid after the end of fiscal 2021, provided certain employment conditions were satisfied. Under the revised arrangement, payment, to current employees, of the portion of the performance cash awards that has been earned based on fiscal 2019 bonus adjusted EBITDA results has been accelerated, while the remaining portions of the performance cash awards (i.e., the portions that originally were to be earned based on attainment of fiscal 2020 and 2021 bonus adjusted EBITDA goals) have been forfeited. The total amount payable in respect of the fiscal 2019 performance cash awards to NEOs is approximately $2.4 million. A recipient’s right to retain the accelerated payment is subject to his or her continued employment with the Company or one of its subsidiaries through January 31, 2022 (or earlier qualifying termination of employment), such that a recipient will be required to repay the accelerated 2019 performance cash award payment in the event of a non-qualifying termination of employment prior to January 31, 2022.

•
The Company has adopted a Pre-Paid Compensation Plan (the “PCP”), pursuant to which NEOs and certain other officers will receive cash incentive awards, each in an amount equal to a fraction of his or her annual target variable compensation. Each such award will be paid immediately, subject to certain repayment conditions, as follows: (i) 80% of each award is subject to repayment if the recipient is terminated for “Cause” (as defined in the recipient’s award agreement) or resigns (or, in the Chief Executive Officer’s case only, without “Good Reason” (as defined in her award agreement)), in each case, before January 31, 2021 and (ii) 20% of each award is subject to repayment if specified milestone-based performance goals are not achieved. To the extent any participating officer repays all or any portion of the milestone-based portion of his or her PCP award, the Company will segregate such repaid funds to be used for the sole purpose of paying severance to employees who were not granted PCP awards and who incur a qualifying termination of employment. The total amounts payable to NEOs pursuant to the PCP are as follows: $4,500,000 for Jill Soltau, Chief Executive Officer, and $1,000,000 for each of Bill Wafford, Executive Vice President, Chief Financial Officer, Michelle Wlazlo, Executive Vice President, Chief Merchant, and Brynn L. Evanson, Executive Vice President, Chief Human Resources Officer. As a condition to receiving an award under the PCP, each recipient must agree to waive his or her right to participate in the Company’s fiscal 2020 annual bonus plan and/or receive any long-term incentive awards for fiscal 2020, as well as forfeit all of his or her outstanding equity, equity-based or other long-term incentive awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:    /s/ Bill Wafford
Bill Wafford
Executive Vice President, Chief Financial Officer

Date:    May 12, 2020